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For information contact:
Laura Crowley                               Christina Carrabino (General)
General Magic, Inc.                         The Financial Relations Board, Inc.
1+408 774-4457                              1+415 986-1591

                              FOR IMMEDIATE RELEASE

                  GENERAL MAGIC NAMES ROSE MARCARIO AS NEW CFO

SUNNYVALE, Calif. (October 20, 1999) - General Magic today announced that Rose Marcario has been named senior vice president and chief financial officer, effective November 8, 1999. Marcario comes to General Magic with more than 10 years of senior financial management expertise at International Rectifier Corporation, Fortune Fashions Incorporated, and L. A. Gear, Incorporated. Marcario replaces James McCormick, who is resigning from his position as COO and CFO to pursue other professional interests, effective October 22, 1999.

"Rose is a strong addition to an already dynamic senior management team and has the experience and know-how to drive the company's commitment to financial management," said Steve Markman, president and CEO of General Magic. "She brings excellent financial management capabilities and her experience with consumer-driven corporations will advance our efforts in the voice-enabled services and technology market space."

Markman added, "Over the past two years, James McCormick has been instrumental in building the foundation for General Magic. We have all benefited greatly from his personal leadership and appreciate his enthusiasm and energetic dedication to the company. We wish him the very best."

Marcario was vice president of Global Financial Services for International Rectifier Corporation, where she was responsible for all functional areas of financial services including treasury, financial analysis, strategic planning and banking. Previously, she


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GENERAL MAGIC NAMES NEW CFO            2


served as corporate controller of Fortune Fashions, Incorporated, where she managed the acquisitions of Big Dog Sportswear and financed the opening of 15 new outlet stores. Prior to Fortune Fashions, she served as director of corporate finance for L.A. Gear, Incorporated, where she was responsible for developing internal controls and procedures for all functional areas of general, cost and corporate accounting.

In addition, Marcario has extensive experience in setting up joint ventures, mergers and acquisitions as well as external financing. Marcario is a certified public accountant in the state of New York, formerly with Arthur Andersen & Co., and holds an MBA in International Finance from the University of California, Los Angeles.

ABOUT GENERAL MAGIC

General Magic offers voice-enabled services and technology that make communication and access to information easy and convenient. The company's innovative, patent-pending magicTalk voice interface lets people interact with information using their own words, as if they were talking to another person. For more information about General Magic, visit the company's Web site at http://www.generalmagic.com. Investors with questions may call Shareholder Communications at 1 877-245-6973.

                                      # # #

General Magic notes that this press release contains forward-looking statements. There are risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, the adequacy of the company's financial resources to execute its business plan; the company's ability to attract advertisers and sponsors and its ability to generate revenues from advertising sales; the company's ability to attract, retain and motivate key technical, marketing and management personnel; the capability of the Network Operations Center to handle increases in demand; market acceptance of the company's services and technologies; the challenges inherent in the development and delivery of complex technologies; the ability of the company's third-


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GENERAL MAGIC NAMES NEW CFO            3


party technology partners to timely develop, license or support technology necessary for the company's services; and the company's ability to respond to competitive developments. These and other risk factors are detailed in General Magic's Registration Statement on Form S-3, filed on August 18, 1999.

General Magic, magicTalk and myTalk are trademarks of General Magic, Inc., which may be registered in some jurisdictions.